Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-32166, 333-69848, 333-64900, and 333-107067 on Form S-3 and Registration Statement No. 333-75467 on Form S-8, of our reports dated March 12, 2008, relating to the consolidated financial statements and financial statement schedules of Anthracite Capital, Inc., and the effectiveness of Anthracite Capital, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Anthracite Capital, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

New York, New York
March 12, 2008